Exhibit 99.0

Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE:

August 27, 2004

Contact:

John Erickson, CFO (301) 951-6122

Tom McHale, Vice President, Finance and Investor Relations (301) 951-6122

AMERICAN CAPITAL ISSUES $167 MILLION IN UNSECURED DEBT

Bethesda, MD - September 8, 2004 - American Capital Strategies Ltd. (Nasdaq:ACAS) announced today it has issued $167 million of long-term unsecured five- and seven-year notes in a private placement. The five-year notes, which totaled $82 million, have a fixed interest rate of 5.92%. The seven-year notes, which totaled $85 million, have a fixed interest rate of 6.46%. Net proceeds from the sale of the notes will be used to repay outstanding indebtedness under the American Capital’s revolving credit facilities and for general corporate purposes.

The securities referred to herein have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of such Act. This announcement does not constitute an offer to sell or the solicitation of any offer to buy any of the securities. This announcement appears as a matter of record only.

ABOUT AMERICAN CAPITAL

As of August 31, 2004, American Capital shareholders have enjoyed a total return of 281% since the Company’s IPO -- an annualized return of 21%, assuming reinvestment of dividends. American Capital has paid a total of $524 million in dividends and paid or declared $15.24 dividends per share since its August 1997 IPO at $15 per share.

American Capital is a publicly traded buyout and mezzanine fund with capital resources over $3.6 billion. American Capital is an investor in and sponsor of management and employee buyouts; invests in private equity sponsored buyouts; and provides capital directly to private and small public companies. American Capital provides senior debt, mezzanine debt and equity to fund growth, acquisitions and recapitalizations. For more information about American Capital, go to www.AmericanCapital.com.

This press release contains forward-looking statements. The statements regarding expected results of American Capital Strategies are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional or national economic conditions, or changes in the conditions of the industries in which American Capital has made investments.

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